                                                                    Exhibit 23.5

               CONSENT OF HOULIHAN, LOKEY HOWARD & ZUKIN CAPITAL


        We hereby consent to (i) the inclusion of our opinion letter dated January 11, 1999, to the Special Committee of the Board of Directors of Banner Aerospace, Inc. ("Banner") as Appendix D to the Joint Proxy Statement/Prospectus of relating to the proposed merger between Banner and The Fairchild Corporation, and (ii) the references to our firm and the opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                HOULIHAN, LOKEY HOWARD & ZUKIN CAPITAL

                                By:  /s/ Gary W. Finger
                                   -----------------------------------
                                     Gary W. Finger
                                     Managing Director


New York, New York
March 25, 1999